Exhibit 99.1

Contact:	J. Alexander Fjelstad, CEO or
Jeffrey B. Murphy, CFO
RTW, Inc.
(952) 893-0403

April 23, 2003

RTW, Inc. Reports First Quarter Results

     RTW, Inc. (Nasdaq: RTWI), a leading provider of products and services to cost-effectively manage both insured and self-insured workers’ compensation programs, today reported net income for the first quarter ended March 31, 2003 of $564,000, or $0.11 per basic and diluted share. The first quarter 2003 results include a $300,000 reduction in projected claim and claim settlement expenses resulting from favorable development of claims for 2002 and prior accident years.

     J. Alexander Fjelstad, President and CEO of RTW, said, “We are very pleased with our financial performance in the first quarter of 2003. Throughout 2002 we focused on positioning RTW for sustainable profitability by emphasizing our case and claims management capabilities and focusing on writing business at the right price. These efforts continue to prove to be successful as seen in our results. Claims frequency continues to trend favorably relative to our expectations and we continue to aggressively manage claims to closure. Given the trends in rate, the trend in claim frequency and our continued emphasis on aggressive claims management, we expect to continue to be profitable going forward.”

     Net income for the first quarter of 2002 was $2.7 million, or $0.52 per basic and diluted share and included a one-time $3.0 million reduction in claim and claim settlement expenses resulting from reducing the accrual for the Minnesota Special Compensation Fund (SCF). The SCF accrual decrease resulted from legislative changes in Minnesota in March 2002.

     “On April 1, 2003, the A.M. Best financial rating for our wholly-owned insurance subsidiary, American Compensation Insurance Company (ACIC), was upgraded from a B- to a B due to improved capitalization and operating performance in 2002. The Company increased the capital and surplus to $26.8 million in 2002 from $19.5 million in 2001 as a result of improved operations in 2002. This upgrade is a very positive action from Best and confirms the commitment that we made in 2002 to improve operations, increase profitability and increase the capital and surplus in ACIC. We believe that the rating improvement affirms the actions that we have taken to date. We expect that the rating upgrade will improve our ability to write certain business in our markets, in addition to our belief that our product and service provide significant benefits that our policyholders cannot obtain elsewhere.”

     Premiums in force at March 31, 2003 decreased to $48.7 million from $54.2 million at December 31, 2002 and $68.8 million at March 31, 2002 due primarily to the closure and runoff of business in our Missouri and New England regions. Gross premiums earned followed the decrease in premiums in force decreasing 27.0 percent to $13.0 million in the first quarter of 2003 from $17.8 million for the same period in the prior year. After reflecting premiums ceded under reinsurance treaties, premiums earned decreased by 34.4 percent to $11.1 million for the quarter ended March 31, 2003 from $17.0 million reported in the first quarter of 2002. Premiums ceded under excess of loss treaties increased significantly in 2003 due to rate increases for excess of loss reinsurance coverage in our non-Minnesota regions while our Minnesota cost decreased only slightly, also we lowered our retention in all our regions in 2003 by purchasing increased excess of loss coverage in order to further reduce volatility in our results.

     For the first quarter, total revenue was $12.4 million, compared to $19.8 million last year. Included in total revenue for the quarter is investment income of $1.2 million, compared to $1.4 million last year. Additionally, in the first quarter of 2002, we recorded net realized investment gains totaling $1.5 million; no realized investment gains or losses were recorded in the first quarter of 2003. In 2002, the Company sold and repurchased new taxable securities in its portfolio to take advantage of net operating loss carry-forwards generated in 2001 and 2000.

     RTW, Inc., based in Minneapolis, Minnesota, manages workers’ compensation programs for insured and self-insured employers using its proprietary management systems, the RTW SOLUTION® and ID15®. RTW’s workers’ compensation management system is designed to lower employers’ costs and return injured employees to work as soon as possible. RTW offers its services to employers in Minnesota, Wisconsin, South Dakota, Colorado, Michigan and Indiana. Clients span many industries, including manufacturing, health care, hospitality and wholesale/retail.

     RTW, Inc. is traded on the Nasdaq National Market under the symbol RTWI. For more information on RTW, Inc., please visit www.rtwi.com

     Safe Harbor Statement: Some of the statements made in this News Release, as well as statements made by the Company in periodic press releases and oral statements made by the Company’s officials to analysts and shareholders in the course of presentations about the Company, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among other things: (i) the Company’s ability to retain renewing policies and write new business with a B (Fair) rating from A.M. Best; (ii) the Company’s ability to continue to increase pricing in the markets in which it remains; (iii) the ability of the Company’s reinsurers to honor their obligations; (iv) the Company’s ability to accurately predict claim development; (v) the Company’s ability to manage both its existing claims and new claims in an effective manner; (vi) the Company’s experience with claims frequency and severity; (vii) competition and the regulatory environment in which the Company operates; (viii) general economic and business conditions; (ix) the Company’s ability to obtain and retain reinsurance at a reasonable cost; (x) changes in workers’ compensation regulation by states, including changes in mandated benefits or insurance company regulation; (xi) interest rate changes; and (xii) other factors as noted in the Company’s other filings with the SEC. This discussion of uncertainties is by no means exhaustive but is designed to highlight important factors that may impact the Company’s future performance.

     Included in this press release are the Company’s Consolidated Statements of Operations and Condensed Consolidated Balance Sheets.

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RTW, Inc.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, in 000’s, except share and per share data)

	For the three months ended March 31,

	2003	2002

REVENUES:
Gross premiums earned	$13,022	$17,843
Premiums ceded:
Excess of loss treaties	(1,900)	(878)

Premiums earned	11,122	16,965
Investment income	1,242	1,423
Net realized investment gains	—	1,451
Other income	28	—

Total revenues	12,392	19,839
EXPENSES:
Claim and claim settlement expenses	8,194	11,681
Policy acquisition costs	1,035	2,186
General and administrative expenses	2,286	3,230

Total expenses	11,515	17,097

Income from operations	877	2,742
Interest expense	17	54

Income before income taxes	860	2,688
Income tax expense	296	29

Net income	$564	$2,659

Net income per share:
Basic	$0.11	$0.52

Diluted	$0.11	$0.52

Weighted average shares outstanding:
Basic	5,115,000	5,151,000

Diluted	5,133,000	5,151,000

RTW, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In 000’s)

	March 31,	December 31,
	2003	2002

	(Unaudited)	(Audited)

ASSETS
Available-for-sale investments, at market value	$110,116	$81,410
Cash and cash equivalents	6,788	36,288
Premiums receivable	3,775	3,537
Reinsurance recoverable:
On unpaid claim and claim settlement expenses	87,674	91,822
On paid claim and claim settlement expenses	1,641	2,109
Other assets	8,554	8,668

Total assets	$218,548	$223,834

LIABILITIES AND SHAREHOLDERS’ EQUITY
Unpaid claim and claim settlement expenses	$175,748	$181,262
Unearned premiums	7,941	7,130
Accrued expenses and other liabilities	3,247	4,382
Notes payable	1,000	1,250

Total liabilities	187,936	194,024
Shareholders’ equity	30,612	29,810

Total liabilities and shareholders’ equity	$218,548	$223,834